Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Far East Energy Corporation (the "Company"), a Nevada corporation, hereby grants to Mr. Phil A. Christian, an employee (the "Option Holder"), the option to purchase shares of the common stock, $0.001 par value per share, of the Company ("Shares"), upon the terms set forth in this stock option agreement (this "Agreement"):

WHEREAS, the Option Holder has been granted the following award in connection with his retention as an employee of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.    Grant.  The Option Holder is hereby granted an option (the "Option") to purchase 500,000 Shares (the "Option Shares").  The Option is granted as of March 12, 2008 (the "Date of Grant").  This Option shall not be treated as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.    Status of Option Shares.  The Option Shares shall upon issue rank equally in all respects with the other Shares.

3.    Option Price.  The purchase price for the Option Shares shall be, except as herein provided, $____ per Option Share, hereinafter sometimes referred to as the "Option Price," payable immediately in full upon the exercise of the Option.

4.    Term of Option.  The Option may be exercised only during the period (the "Option Period") set forth in Section 6 below and shall remain exercisable until the tenth anniversary of the Date of Grant.  Thereafter, the Option Holder shall cease to have any rights in respect thereof.

5.    Exercisability.  Subject to the Option Holder's continued service with the Company and the terms and conditions of this Agreement, the Option will vest and become exercisable with respect to one-third (1/3) of the Option Shares on each of the first, second and third anniversaries of the Date of Grant, so that the Option will be totally vested and exercisable after the third anniversary of the Date of Grant, as set forth in the following schedule:

Timeframe from Date of Grant (Vesting Date)	Vesting	Cumulative Vesting
March 12, 2009 (1 year)	1/3	1/3
March 12, 2010 (2 years)	1/3	2/3
March 12, 2011 (3 years)	1/3	3/3

6.    Exercise of Option.  The Option may be exercised for all, or from time to time any part, of the Option Shares for which it is then exercisable.  The exercise date shall be the date the Company receives a written notice of exercise signed by the Option Holder, specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by (a) full payment for the Option Shares with respect to which the Option is exercised, in a manner acceptable to the Company (which, at the discretion of the Company, shall include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised and (b) payment by the Option Holder of all payroll, withholding or income taxes incurred in connection with the Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Compensation Committee of the Board of Directors of the Company (or if there is no such committee, then the Board of Directors of the Company) (the "Committee") are made).  The purchase price for the Shares as to which the Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Option Holder (i) in cash, (ii) in Shares having a Fair Market Value (as defined below) equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such Shares have been held by the Option Holder for no less than six months, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.  Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of the Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that the Option Shares may be issued without resulting in such violations of law.

For purposes of this Agreement, "Fair Market Value" shall mean, on a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

7.     Exercisability Upon Termination of Service by Death or Disability.  Upon a Termination of Service (as defined below) by reason of death or Disability (as defined below), the Option may be exercised within 180 days following the date of death or Termination of Service due to Disability (subject to any earlier termination of the Option as provided herein), by the Option Holder in the case of Disability, or in the case of death, by the Option Holder's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Option Holder was entitled to exercise the Option on the date of his or her Termination of Service by death or Disability.  To the extent that the Option Holder was not entitled to exercise the Option at the date of his or her Termination of Service by death or Disability, or if he or she does not exercise the Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.  Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of the Option, with the consent of the Option Holder, extend the period of time during which the Option Holder may exercise his or her Option following the date of Termination of Service due to death or Disability; provided, however, that the maximum period of time during which the Option shall be exercisable following the date of Termination of Service due to death or Disability shall not exceed the original term of the Option and that notwithstanding any extension of time during which the Option may be exercised, the Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Option Holder was entitled to exercise the Option on the date of Termination of Service due to death or Disability.  Any such extension shall be designed to conform to the requirements of Section 409A of the Code so as to avoid the imposition of the additional income tax.  For purposes of this Agreement, "Termination of Service" shall mean a Option Holder's termination of service with the Company, its Subsidiaries (as defined in Section 424(f) of the Code or any successor section thereto) and Affiliates (as defined below). A Termination of Service of an employee of the Company or any Subsidiary shall not be deemed to have occurred in the case of sick leave, military leave or any other leave of absence, in each case approved by the Committee or in the case of transfers between locations of the Company or its Subsidiaries. In the case of "specified employees" (as described in Section 409A of the Code), distributions may not be made before the date which is six months after the date of termination of service (or, if earlier, the date of death of the Option Holder). A specified employee is a "key employee" as defined in Section 416(i) of the Code without regard to Paragraph (5), but only if the Company has any stock which is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, "Disability" shall mean inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months. The determination whether the Option Holder has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. An Option Holder shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require. For purposes of this Agreement, "Affiliate" shall mean any entity (i) 20% or more the voting equity of which is owned or controlled directly or indirectly by the Company, or (ii) that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company's stockholders, even if the Company thereafter owns less than 20% of the voting equity.

8.    Effect of Other Termination of Service.  Upon a Termination of Service for any reason (other than death or Disability), the unexercised Option may thereafter be exercised during the period ending 90 days after the date of such Termination of Service, but only to the extent to which the Option was vested and exercisable at the time of such Termination of Service.  Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Option Holder or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Options held by the Option Holder if the Option Holder's Termination of Service is without "cause" (as such term is defined by the Committee in its sole discretion) by the Company.

9.    Effect of Change of Control.  Subject to the terms of this Section 9 and the other terms of this Agreement, if, upon or within 24 months following the occurrence of a Change of Control (as defined below), a Termination of Service of the Option Holder occurs in the Option Holder's capacity as an employee of the Company, then the unvested Option Shares subject to the Option shall become immediately vested in full on the date of such Termination of Service.

For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:

(i) any Person (as used for purposes of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (or any successor rule thereto)) becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto)), directly or indirectly, of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (B) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 9;

(ii) the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii) the (A) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, unless the successor entity existing immediately after such sale or disposition is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

(iv) during any period of twenty-four months, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (ii) or (iii) of this Section 9, (B) a director whose initial assumption of office occurs as a result of either an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (C) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the Outstanding Company Voting Securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(v) the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

Notwithstanding the foregoing, if the award under this Agreement consists of deferred compensation subject to Section 409A of the Code, the definition of Change of Control shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

10.    Adjustment Upon Certain Events.

(i) The number and type of Shares which have been authorized for issuance under this Agreement as well as the exercise or purchase price per Share, as applicable, covered by this Agreement, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split or combination or the payment of a stock dividend (but only on the Company's common stock) or reclassification of the Company's common stock or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Any such adjustment shall be determined in good faith by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, and the Committee's determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to this Agreement.

(ii) In the event of a Change of Control (other than pursuant to Section 11 or 12), if the Committee makes no provision for the assumption of this Agreement by the successor corporation, then the Committee shall determine whether (i) none, all or a portion of the Option shall vest, (ii) the Option shall terminate as of a date fixed by the Committee which is at least 30 days after the notice thereof to the Option Holder and shall give each Option Holder the right to exercise his or her Option as to all or any part of the Shares, including Shares as to which the Option would not otherwise be exercisable, or (iii) cause the Option, as of the effective date of any such event, to be cancelled in consideration of a cash payment or grant of an alternative option or award (whether by the Company or any entity that is a party to the transaction), or a combination thereof, to the holder of the cancelled Option, provided that such payment and/or grant are substantially equivalent in value to the fair market value of the cancelled Option as determined by the Committee.

11.    Liquidation.  In the event of the dissolution or liquidation of the Company, other than pursuant to Section 12 in connection with a Reorganization (as defined below), the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to the Option Holder and the Option Holder shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered hereby as to which the Option would then be exercisable.

12.    Reorganization.  In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization, then (i) if there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Option Shares under outstanding unexercised Options for securities of another corporation, then the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to the Option Holder and the Option Holder shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered hereby; or (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the Option Shares under outstanding or unexercised options for securities, cash or property of another corporation or entity, then the Committee shall adjust the Option Shares under such outstanding unexercised Options (and shall adjust the Option Shares which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such options.  The term "Reorganization" as used in this Section 12 shall mean any merger, consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization.

13.    Lock Up Agreement.  The Option Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, the Option Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Option Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Option Shares issued pursuant to the exercise of the Option, without the prior written consent of the Company or such underwriters, as the case may be.

14.           Transfer of Shares.  The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions this Agreement.  Except as set forth in this Section 14, the Option shall not be transferable by the Option Holder otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Option Holder the Option shall be exercisable only by the Option Holder.  If the Option is exercisable after the death of the Option Holder or a transferee pursuant to the following sentence, the Option may be exercised by the legatees, personal representatives or distributees of the Option Holder or such transferee. The Option Holder may irrevocable transfer the Option for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Option Holder, any trust in which these persons have more than 50% of the beneficial interest, any foundation in which these persons (or the Option Holder) control the management of assets, and any other entity in which these persons (or the Option Holder) own more than 50% of the voting interests ("Eligible Transferees"), provided that subsequent transfers of transferred Options shall be prohibited except those in accordance with the first sentence of this Section 14. The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 (or any comparable or successor registration statement) from time to time in effect. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Service of Section 8 hereof shall continue to be applied with respect to the original Option Holder, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.

15.           Expenses of Issuance of Option Shares.  The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder.  The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

16.           Withholding.  No later than the date of transfer of the Shares pursuant to the exercise of the Option granted hereunder (and in any event no later than three days after Option exercise), the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of the Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of the Option. With the approval of the Committee, the Option Holder may elect to pay a portion or all of such withholding taxes by (i) delivery of Shares or (ii) having Shares withheld by the Company from any Shares that would have otherwise been received by the Option Holder. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value on the date of the exercise sufficient to satisfy the applicable withholding taxes. In addition, with the approval of the Committee, the Option Holder may satisfy any additional tax that the Option Holder elects to have the Company withhold by delivering to the Company or its designated representative Shares already owned by the Option Holder or, in the case of Shares acquired through an employee benefit plan sponsored by the Company or its Subsidiaries, Shares held by the Option Holder for more than six months.

17.           No Right to Continued Employment of Service.  This Agreement shall not impose any obligation on the Company, its Subsidiaries or its affiliates to continue the service of the Option Holder or lessen the Company's, Subsidiary's or affiliate's right to terminate the service of the Option Holder.

18.           Not Compensation for Benefit Plans.  This Agreement shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

19.           No Rights to Awards; No Stockholder Rights.  No Option Holder shall have any claim to be granted any Option, and there is no obligation for uniformity of treatment of Option Holders. No Award shall confer on the Option Holder any rights to dividends or other rights of a stockholder with respect to Shares subject to this Agreement unless and until Shares are duly issued or transferred to the Option Holder in accordance with the terms of this Agreement and, if applicable, the satisfaction of any other conditions imposed by the Committee.

20.           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Agreement. The Committee shall determine, in its discretion, whether cash, other options, stock appreciation rights or other stock based awards, scrip certificates (which shall be in a form and have such terms and conditions as the Committee in its discretion shall prescribe) or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.  The Option Holder agrees that the breach or alleged breach by the Company of (a) any covenant contained in another agreement (if any) between the Company and the Option Holder or (b) any obligation owed to the Option Holder by the Company, shall not affect the validity or enforceability of the covenants and agreements of the Option Holder set forth herein.

22.           References.  References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

23.    Headings.  The headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

24.    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Far East Energy Corporation
363 N Sam Houston Parkway East
Suite 380
Houston, Texas 77060
Attn.: Secretary

If to the Option Holder:

Phil A. Christian
c/o Far East Energy (Bermuda), Ltd.
Room 806-811 Floor 8 Tower A
Tian Yuan Gang Center
C2 North Road, East 3rd Ring Road
Chaoyang District
Beijing, 100027, P.R. of China
Email Address: PChristian@fareastenergy.com

25.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

26.           Entire Agreement.  This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement.

27.    Modifications.  No change or modification, other than adjustment of the exercise or purchase price or the number of shares of common stock purchasable pursuant to this Agreement, of this Agreement shall be valid unless the same is in writing and signed by the parties hereto; provided, however that the Option Holder hereby covenants and agrees to execute any amendment of this Agreement which shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with any rule or regulation promulgated or proposed under the Code.

28.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

29.    Conflict.  To the extent the provisions of this Agreement conflicts with the terms and conditions of any written agreement between the Company and the Option Holder, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Date of Grant.

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer

/s/ Phil A Christian
Phil A. Christian